Cerence Q2 FY24 Earnings Presentation Stefan Ortmanns, Chief Executive Officer Dan Tempesta, Chief Financial Officer Rich Yerganian, SVP of Investor Relations May 9, 2024 Exhibit 99.2

Forward-Looking Statements Statements in this presentation regarding: Cerence’s future performance, results and financial condition; expected growth and profitability; outlook; strategy; opportunities; business, industry and market trends; strategy regarding fixed contracts and its impact on financial results; backlog; revenue visibility, revenue timing and mix, demand for Cerence products; innovation and new product offerings, including AI technology; expected benefits of technology partnerships; cost efficiency initiatives; and management’s future expectations, estimates, assumptions, beliefs, goals, objectives, targets, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” "projects," "forecasts," “expects,” “intends,” "continues," "will," "may," or “estimates” or similar expressions) should also be considered to be forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risk, uncertainties and other factors, which may cause actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements, including, but not limited to: the highly competitive and rapidly changing market in which we operate; adverse conditions in the automotive industry, the related supply chain and semiconductor shortage, or the global economy more generally; automotive production delays; changes in customer forecasts; the impacts of the COVID-19 pandemic on our and our customers’ businesses; the impact of the war in Ukraine, conflict between Israel and Hamas, and attacks on commercial ships in the Red Sea on our and our customers’ businesses; our ability to control and successfully manage our expenses and cash position; escalating pricing pressures from our customers; the impact on our business of the transition to a lower level of fixed contracts, including the failure to achieve such a transition; our failure to win, renew or implement service contracts; the cancellation or postponement of existing contracts; the loss of business from any of our largest customers; effects of customer defaults; our inability to successfully introduce new products, applications and services; our strategies to increase cloud offerings and deploy generative AI and large language models (LLMs); the inability to expand into adjacent markets; the inability to recruit and retain qualified personnel; disruptions arising from transitions in management personnel; cybersecurity and data privacy incidents; failure to protect our intellectual property; defects or interruptions in service with respect to our products; fluctuating currency rates and interest rates; inflation; financial and credit market volatility; and the other factors discussed in our most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date made.  We undertake no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise required by law.

Q2 Results & Outlook Q2 operating results above high end of guidance due to OEM-related adjustments Based on a recent deep account review, we are lowering full year revenue guidance to a range of $318M - $332M, approximately 11% at the midpoint Goodwill impairment charge of approximately $252M Withdrawing the multi year-plan  Plan to adjust cost structure while delivering on Gen AI roadmap Major SOPs 4 in Core Auto Key Design Wins 4 in Core Auto 2 in Trucks Penetration (TTM) 54% Gen AI Deals YTD 6

Cerence AI Roadmap Key to Future Growth 6 OEM design wins (year-to-date) Strong pipeline of opportunities Several expected OEM launches in H2 FY24 Car Knowledge CA with NLU Plus Chat Pro Generative AI products for existing solutions Next Gen – Full Stack AI Computing Platform Single multi-modal, conversational interface (AI agents) across applications LLM-based architecture Gaining market traction, 3 pre-dev programs

2H FY24 Objectives Adjust cost structure of the business while executing on strong momentum of Cerence AI roadmap and customer commitments. Achieve start of production with multiple customers for new AI products. Convert deal opportunities currently in the pipeline.

Q2 FY24 Financial Details Dan Tempesta, CFO

Cerence Q2 Results Q2FY24 Q2FY24 Guidance Total Revenue(a): $67.8M $60M - $64M GAAP Gross Margin 69.2% 60% - 63% Non-GAAP Gross Margin(b, c) 70.2% 62% - 64% GAAP Net Income (Loss) (d,e) ($278.0M) ($14M) – ($10M) Adjusted EBITDA(b,c,e) ($0.3M) ($8M) – ($4M) Non-GAAP Net Income(b,c,e) ($3.6M) ($12M) – ($8M) GAAP EPS – diluted(d,e) ($6.66) ($0.33) – ($0.24) Non-GAAP EPS – diluted(b,c,e) ($0.09) ($0.28) – ($0.19) Cash Flow From Operations $1.0M Cash Balance & Marketable Securities $115M Included in license revenue for the period was a $5.4 million prepaid deal and an unplanned $5.0 million fixed license directly related to the settlement of the obligation created by a large customer’s over-reporting of royalties in Q1FY24. In addition, our Connected Services revenue benefited from an unplanned OEM under-reporting true-up of approximately $2.6 million dollars.    Non-GAAP excludes goodwill impairment, amortization of acquired intangible assets, stock-based compensation, restructuring and other costs.  Refer to the Appendix for more information on GAAP to non-GAAP reconciliations and related definitions.  Includes a $252M Goodwill impairment charge.  Includes a bad debt reserve of $6 million related to a fitness customer that has filed for bankruptcy.

Detailed Revenue Breakdown

In millions	Q1FY23	Q2FY23	Q3FY23	Q4FY23	FY23	Q1FY24	Q2FY24
Total License:	**$45.4**	**$30.8**	**$25.9**	**$43.1**	**$145.2**	**$20.8**	**$35.5**
Variable[(a)]	$26.3	$26.2	$25.8	$30.3	$108.6	$20.8	$25.1
Total Fixed[(b)]	$19.1	$4.6	$0	$12.8	$36.5	$0	$10.4[(e)]
Connected Services:	**$18.4**	**$18.9**	**$18.6**	**$19.2**	**$75.1**	**$96.8**	**$13.6**
Connected Services	$9.9	$10.5	$10.2	$10.8	$41.4	$10.2	$13.6[(c)]
Legacy[(d)]	$8.5	$8.4	$8.4	$8.4	$33.7	$86.6	$0
Professional Services	**$19.9**	**$18.7**	**$17.2**	**$18.5**	**$74.3**	**$20.7**	**$18.7**
Total Revenue	**$83.7**	**$68.4**	**$61.7**	**$80.8**	**$294.6**	**$138.3**	**$67.8**

(a) Based on volume shipments of licenses net of the consumption of fixed contracts.

(b) Fixed license revenue includes prepaid and minimum commitment deals. Q1FY23 Fixed Licenses includes a $1.1M minimum commitment deal.

(c) Connected services in Q2FY24 includes a $2.6M true up adjustment due to underreporting from an OEM.

(d) Legacy contract is a connected services contract with Toyota acquired by Nuance through a 2013 acquisition. Toyota decommissioned the solution in Q1FY24 resulting in the acceleration of deferred revenue in Q1FY24 for Toyota and a directly related contract.

(e) Included in fixed license revenue for the period was an unplanned $5.0 million fixed license directly related to the settlement of the obligation created by a large customer's over-reporting of royalties in Q1FY24

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In millions FY2023 FY2024 FY22 Q1 Q2 Q3 Q4 FY23 Q1 Q2 Variable License $83.1 $26.3 $26.2 $25.8 $30.3 $108.6 $20.8 $25.1    OEM-Related  (a)    Adjustments Included in    Variable License $0 $0 $0 $0 ($3.2) ($3.2) $4.7 $0 Variable excluding OEM Related Adjustments $83.1 $26.3 $26.2 $25.8 $27.1 $105.4 $25.5 $25.1 Operational Metrics: Consumption of      Fixed Contracts(b)  $76.8 $15.4 $16.9 $18.7 $15.5 $66.5 $14.5 $14.5 Pro Forma Royalties(c) $159.9 $41.7 $43.1 $44.5 $42.6 $171.9 $40.0 $39.6 IHS Production (million units) 81.5 21.9 21.4 22.2 22.3 87.8 23.9 21.2 OEM-Related Adjustments defined as the total of individual  OEM –related adjustments greater than $2M in any one quarter. Licenses shipped in the quarter associated with fixed contracts. Pro forma Royalties is an operating measure representing total value of licenses shipped in a quarter. It includes the consumption of fixed contracts. It excludes any OEM-Related Adjustments.  Variable License Revenue & Operational Metrics

Global Auto Penetration(a) (TTM)  remained at 54% Approximately 11.7M units shipped with Cerence technology Down 6% YoY (IHS down 1% YoY) Down 3% QoQ (IHS down 12% QoQ) Change in number of Cerence connected cars shipped (TTM over prior year TTM) units, up 23% Change in Adjusted Total Billings(b) increased 9% YoY, (TTM/TTM) 5 Year Backlog(c) Update FY 2023 Ending Backlog:  $1.2 Billion Q2 2024 Ending Backlog:  $1.0 Billion Q2 KPI(d) Performance 10 Based on IHS Markit data, global auto production increased 8% over the same time period ended on March 31, 2024. TTM means trailing twelve months.  Growth in Adjusted Total billings excludes professional services, prepaid contracts, and adds back prepaid consumption. 5-Year backlog represents the total revenue expected from signed contracts with customers to be reported over the following 5-year period. 5-year. backlog, however, may not be indicative of Cerence’s actual future revenue Please refer to the appendix for KPI definitions.

Fiscal Q3 Guidance and FY24 Revision

	Q3FY24 Guidance		Revised FY24 Guidance		Prior FY24[c] Guidance	
In millions except per share amounts	Low	High	Low	High	Low	High
Revenue	$66	$72	$318	$332	$355	$375
GAAP Gross Margin	70%	72%	73%	74%	75%	76%
Non-GAAP Gross Margin (a,b)	71%	73%	73%	75%	76%	77%
GAAP Operating Margin	-11%	-2%	-76%	-68%	11%	15%
Non-GAAP Operating Margin (a,b)	4%	12%	16%	19%	24%	27%
GAAP Net Income (Loss)	($4)	$2	($256)	($242)	$11	$26
GAAP Net Income Margin	-6%	3%	-80%	-73%	3%	7%
Adjusted EBITDA (a,b)	$5	$11	$58	$72	$94	$109
Adjusted EBITDA Margin (a,b)	7%	15%	18%	22%	27%	29%
GAAP EPS – diluted	($0.10)	$0.05	($6.15)	($5.81)	$0.27	$0.63
Non-GAAP EPS – diluted (a,b)	($0.01)	$0.13	$0.80	$0.80	$1.32	$1.62

- Approximately $20M of fixed contracts during the remainder of the year, currently expected in Q3
- Full year fixed contract contribution expected to be approximately $30M in FY24[d]
- Adjustments to full year guidance for GAAP operating results include Goodwill impairment charge of $252M

(a) Non-GAAP excludes goodwill impairment, acquisition-related costs, amortization of acquired intangible assets, restructuring expense, and stock-based compensation.

(b) Refer to the Appendix for more information on GAAP to non-GAAP reconciliations and related definitions.

(c) This represents guidance provided on February 6, 2024.

(d) Includes the unplanned $5.0 million fixed license directly related to the settlement of the obligation created by a large customer's over-reporting of royalties in Q1FY24.

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FY24 Revenue Guidance Excluding Legacy Legacy contract is a connected services contract with Toyota acquired by Nuance through a 2013 acquisition. Toyota decommissioned the solution in Q1FY24 resulting in the acceleration of deferred revenue in Q1FY24 for Toyota and a directly related contract. From Q2FY24 onward there is no more revenue associated with this contract. FY24 Guidance (at midpoint) Less: Legacy Contribution FY24 Guidance (at midpoint) Excluding Legacy Revenue $325M ($87M) $238M

Fiscal Year 2025 Framework(a) Mid-single digit growth off of $238 million(b)  based on the following assumptions: Flat OEM production and pricing mix similar to the expectations we have just built within our latest 2024 guidance.  Significantly less fixed license consumption than FY24.  Fixed Licenses in FY25 of approximately $20 million.  Very modest growth in connected services.  Potential Upside or Downside growth factors include: Global auto production changes Start of production date shifts Pricing and mix shifts Adjust cost structure while supporting Gen AI initiatives  This does not represent guidance. This framework is subject to change based on a number of industry and customer related factors. FY24 revenue guidance at midpoint (excluding legacy).

Q&A

Appendix

License Business Revenue Recognition Type of Contract Description GAAP Revenue Recognition Cash Receipt Variable License applied at production Quarter car is produced. Based on volume Quarter following GAAP revenue recognition Fixed (Pre-Pay) Bulk inventory purchase ($ based) Full value of contract at signing. Volume independent Standard payment terms for full value (upfront payment) Fixed (Minimum Commitment) Commitment to purchase ($ based) in a specified time period. (1 – 5 years) Full value of contract at signing. Volume independent Based on shipment volumes over multiple years The fixed contracts only apply to the license business. If a car is also using our connected services, it will follow the normal billing and revenue recognition process regardless of whether a variable or fixed license was applied. The fixed contracts typically provide the customer with a price discount and can include the conversion of a variable contract that is already in our variable backlog.

Connected and Professional Services Revenue Recognition Connected Services Typical Period GAAP Revenue Recognition Cash Receipt Subscription Term 1 – 5 years Amortized evenly over subscription period Billed/collected full amount at start of subscription period (value added to deferred revenue) Usage Contract(a),(b) 1 – 5 years Recognized at same time of billing based on actual usage Billed every quarter based on actual usage Customer Hosted(c) License Quarter in which license is delivered to customer Upon delivery (a) Approximately 30% of new connected revenue is usage based and is primarily with one customer (b) Usage can be defined by number of active users or number of monthly transactions (c) Customer Hosted is a software license that allows the customer to take possession of the software and enable hosting by the customer or a third-party Professional Services Period GAAP Revenue Recognition Cash Receipt Custom Design Services Ongoing Revenue is recognized over time based upon the progress towards completion of the project Billed/collected on milestone completion

KPI Measures – Definitions Key performance indicators We believe that providing key performance indicators (“KPIs”), allows investors to gain insight into the way management views the performance of the business. We further believe that providing KPIs allows investors to better understand information used by management to evaluate and measure such performance. KPIs should not be considered superior to, or a substitute for, operating results prepared in accordance with GAAP. In assessing the performance of the business during the three months ended March 31, 2024, our management has reviewed the following KPIs, each of which is described below:  Percent of worldwide auto production with Cerence technology: The number of Cerence enabled cars shipped as compared to IHS Markit car production data. Change in number of Cerence connected cars shipped: The year over year change in the number of cars shipped with Cerence connected solutions. Amounts are calculated on a TTM basis.  Change in Adjusted total billings YoY (TTM): The year over year change in total billings adjusted to exclude professional services, prepaid contracts, and adds back prepaid consumption.

Non-GAAP Financial Measures – Definitions Discussion of Non-GAAP Financial Measures We believe that providing the non-GAAP information in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. The non-GAAP information should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP. We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three ending March 31, 2024 and 2023, our management has either included or excluded the following items in general categories, each of which is described below. Cerence is not providing a reconciliation of certain forward-looking, non-GAAP financial targets to the GAAP equivalent because Cerence is unable to provide this reconciliation without unreasonable effort due to information regarding the relevant adjustments not being ascertainable or accessible. Such information could be material to future results.

Non-GAAP Financial Measures – Definitions Adjusted EBITDA  Adjusted EBITDA is defined as net income attributable to Cerence Inc. before net income (loss) attributable to income tax (benefit) expense, other income (expense) items, net, depreciation and amortization expense, and excluding acquisition-related costs, amortization of acquired intangible assets, stock-based compensation, and restructuring and other costs, net or impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets, if any. From time to time we may exclude from Adjusted EBITDA the impact of events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. Other income (expense) items, net include interest expense, interest income, and other income (expense), net (as stated in our Condensed Consolidated Statement of Operations). Our management and Board of Directors use this financial measure to evaluate our operating performance. It is also a significant performance measure in our annual incentive compensation programs.   Restructuring and other costs, net. Restructuring and other charges, net include restructuring expenses as well as other charges that are unusual in nature, are the result of unplanned events, and arise outside the ordinary course of our business such as employee severance costs, costs for consolidating duplicate facilities, third-party fees relating to the modification of our convertible debt, and the release of a pre-acquisition contingency. Amortization of acquired intangible assets. We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Non-GAAP Financial Measures – Definitions Non-cash expenses. We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; and (ii) non-cash interest. These items are further discussed as follow: (i)Stock-based compensation. Because of varying valuation methodologies, subjective assumptions and the variety of award types, we exclude stock-based compensation from our operating results. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods. ii)Non-cash interest. We exclude non-cash interest because we believe that excluding this expense provides management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. Non-cash interest expense will continue in future periods. Other expenses. We exclude certain other expenses that result from unplanned events outside the ordinary course of continuing operations, in order to measure operating performance and current and future liquidity both with and without these expenses. By providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as other charges (credits), net, losses from extinguishment of debt, and changes in indemnification assets corresponding with the release of pre-spin liabilities for uncertain tax positions.  Adjustments to income tax provision. Adjustments to our GAAP income tax provision to arrive at non-GAAP net income is determined based on our non-GAAP pre-tax income. Additionally, as our non-GAAP profitability is higher based on the non-GAAP adjustments, we adjust the GAAP tax provision to remove valuation allowances and related effects based on the higher level of reported non-GAAP profitability. We also exclude from our non-GAAP tax provision certain discrete tax items as they occur.

Q2 FY24 Reconciliations of GAAP to Non-GAAP Results

(unaudited - in thousands)	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Six Months Ended March 31, 2024	0	Six Months Ended March 31, 2023
GAAP revenue	**$ 67,825**	**$ 68,393**	**$ 206,160**		**$ 152,051**
GAAP gross profit	**$ 46,943**	**$ 43,379**	**$ 158,943**		**$ 100,854**
Stock-based compensation	665	1,187	1,306		2,536
Amortization of intangible assets	-	104	103		207
Non-GAAP gross profit	**$ 47,608**	**$ 44,670**	**$ 160,352**		**$ 103,597**
GAAP gross margin	**69.2%**	**63.4%**	**77.1%**		**66.3%**
Non-GAAP gross margin	**70.2%**	**65.3%**	**77.8%**		**68.1%**
GAAP operating loss	**$ (264,383)**	**$ (20,617)**	**$ (205,803)**		**$ (22,594)**
Stock-based compensation	4,745	12,355	13,125		24,827
Amortization of intangible assets	555	2,498	1,203		4,951
Restructuring and other costs, net	4,551	5,714	5,256		9,903
Goodwill Impairment	252,096	-	252,096		-
Non-GAAP operating (loss) income	**$ (2,436)**	**$ (50)**	**$ 65,877**		**$ 17,087**
GAAP operating margin	**-389.8%**	**-30.1%**	**-99.8%**		**-14.9%**
Non-GAAP operating margin	**-3.6%**	**-0.1%**	**32.0%**		**11.2%**
GAAP net loss	**$ (277,976)**	**$ (26,089)**	**$ (254,119)**		**$ (28,247)**
Stock-based compensation	4,745	12,355	13,125		24,827
Amortization of intangible assets	555	2,498	1,203		4,951
Restructuring and other costs, net	4,551	5,714	5,256		9,903
Goodwill Impairment	252,096	-	252,096		-
Depreciation	2,143	2,527	4,181		5,082
Total other expense, net	(1,946)	(1,766)	(2,328)		(697)
Provision for income taxes	11,647	3,706	45,988		4,956
Adjusted EBITDA	**$ (293)**	**$ 2,477**	**$ 70,058**		**$ 22,169**
GAAP net loss margin	**-409.8%**	**-38.1%**	**-123.3%**		**-18.6%**
Adjusted EBITDA margin	**-0.4%**	**3.6%**	**34.0%**		**14.6%**

Free cash flow is net cash provided by operating activities determined in accordance with GAAP less capital expenditures.
Free cash flow is not a measure of cash available for discretionary expenditures.

(unaudited - in thousands)	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Six Months Ended March 31, 2024	Six Months Ended March 31, 2023
GAAP net loss	**$ (277,976)**	**$ (26,089)**	**$ (254,119)**	**$ (28,247)**
Stock-based compensation	4,745	12,355	13,125	24,827
Amortization of intangible assets	555	2,498	1,203	4,951
Restructuring and other costs, net	4,551	5,714	5,256	9,903
Goodwill impairment	252,096	-	252,096	-
Non-cash interest expense	1,471	466	2,939	910
Other	(29)	(819)	(56)	(819)
Adjustments to income tax expense	11,004	4,148	30,282	963
Non-GAAP net (loss) income	**$ (3,583)**	**$ (1,727)**	**$ 50,726**	**$ 12,488**
Adjusted EPS:				
GAAP Numerator:				
Net loss attributed to common shareholders - basic and diluted	**$ (277,976)**	**$ (26,089)**	**$ (254,119)**	**$ (28,247)**
Non-GAAP Numerator:				
Net (loss) income attributed to common shareholders - basic	$ (3,583)	$ (1,727)	$ 50,726	$ 12,488
Interest on the Notes, net of tax	-	-	2,228	-
Net (loss) income attributed to common shareholders - diluted	**$ (3,583)**	**$ (1,727)**	**$ 52,954**	**$ 12,488**
GAAP Denominator:				
Weighted-average common shares outstanding - basic and diluted	**41,724**	**40,219**	**41,452**	**40,088**
Non-GAAP Denominator:				
Weighted-average common shares outstanding- basic	41,724	40,219	41,452	40,088
Adjustment for diluted shares	-	-	7,891	-
Weighted-average common shares outstanding - diluted	**41,724**	**40,219**	**49,343**	**40,088**
GAAP net loss per share - diluted	**$ (6.66)**	**$ (0.65)**	**$ (6.13)**	**$ (0.70)**
Non-GAAP net (loss) income per share - diluted	**$ (0.09)**	**$ (0.04)**	**$ 1.07**	**$ 0.31**
GAAP net cash provided by (used in) operating activities	**$ 1,044**	**$ 6,555**	**$ (1,771)**	**$ 4,437**
Capital expenditures	(1,845)	(1,394)	(2,776)	(2,077)
Free Cash Flow	**$ (801)**	**$ 5,161**	**$ (4,547)**	**$ 2,360**

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Q3 FY24 and Full Year FY24 Reconciliations of GAAP to non-GAAP Guidance

(unaudited - in thousands)

	Q3 2024		FY2024	
	Low	High	Low	High
GAAP revenue	$ 66,000	$ 72,000	$ 318,000	$ 332,000
GAAP gross profit	$ 46,000	$ 52,000	$ 231,100	$ 245,100
Stock-based compensation	600	600	2,500	2,500
Amortization of intangible assets	-	-	100	100
Non-GAAP gross profit	$ 46,600	$ 52,600	$ 233,700	$ 247,700
GAAP gross margin	70%	72%	73%	74%
Non-GAAP gross margin	71%	73%	73%	75%
GAAP operating loss	$ (7,100)	$ (1,100)	$ (240,800)	$ (226,800)
Stock-based compensation	7,700	7,700	29,200	29,200
Amortization of intangible assets	600	600	2,300	2,300
Restructuring and other costs, net	1,200	1,200	6,800	6,800
Goodwill impairment	-	-	252,100	252,100
Non-GAAP operating income	$ 2,400	$ 8,400	$ 49,600	$ 63,600
GAAP operating margin	-11%	-2%	-76%	-68%
Non-GAAP operating margin	4%	12%	16%	19%
GAAP net (loss) income	$ (4,000)	$ 2,000	$ (255,800)	$ (241,800)
Stock-based compensation	7,700	7,700	29,200	29,200
Amortization of intangible assets	600	600	2,300	2,300
Restructuring and other costs, net	1,200	1,200	6,800	6,800
Goodwill impairment	-	-	252,100	252,100
Depreciation	2,100	2,100	8,500	8,500
Total other expense, net	(2,000)	(2,000)	(5,500)	(5,500)
(Benefit from) provision for income taxes	(5,100)	(5,100)	9,500	9,500
Adjusted EBITDA	$ 4,500	$ 10,500	$ 58,100	$ 72,100
GAAP net (loss) income margin	-6%	3%	-80%	-73%
Adjusted EBITDA margin	7%	15%	18%	22%

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Q3 FY24 and FY24 Reconciliations of GAAP to Non-GAAP Guidance

(unaudited - in thousands)

	Q3 2024		FY2024	
	Low	High	Low	High
GAAP net (loss) income	$ (4,000)	$ 2,000	$ (255,800)	$ (241,800)
Stock-based compensation	7,700	7,700	29,200	29,200
Amortization of intangibles	600	600	2,300	2,300
Restructuring and other costs, net	1,200	1,200	6,800	6,800
Non-cash interest expense	1,500	1,500	6,000	6,000
Goodwill impairment	-	-	252,100	252,100
Other	-	-	(100)	(100)
Adjustments to income tax expense	(7,500)	(7,500)	(5,200)	(19,200)
Non-GAAP net (loss) income	$ (500)	$ 5,500	$ 35,300	$ 35,300
Adjusted EPS:				
GAAP Numerator:				
Net (loss) income attributed to common shareholders - basic and diluted	$ (4,000)	$ 2,000	$ (255,800)	$ (241,800)
Non-GAAP Numerator:				
Net (loss) income attributed to common shareholders - basic	$ (500)	$ 5,500	$ 35,300	$ 35,300
Interest on the Notes, net of tax	-	600	2,400	2,400
Net (loss) income attributed to common shareholders - diluted	$ (500)	$ 6,100	$ 37,700	$ 37,700
GAAP Denominator:				
Weighted-average common shares outstanding - basic and diluted	41,800	41,800	41,600	41,600
Non-GAAP Denominator:				
Weighted-average common shares outstanding- basic	41,800	41,800	41,600	41,600
Adjustment for diluted shares	-	5,200	5,400	5,400
Weighted-average common shares outstanding - diluted	41,800	47,000	47,000	47,000
GAAP net (loss) income per share - diluted	$ (0.10)	$ 0.05	$ (6.15)	$ (5.81)
Non-GAAP net (loss) income per share - diluted	$ (0.01)	$ 0.13	$ 0.80	$ 0.80

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